                           OFFER TO PURCHASE FOR CASH
                      UP TO 268,444 SHARES OF COMMON STOCK
          (INCLUDING ANY ASSOCIATED RIGHTS TO PURCHASE SERIES A JUNIOR
            PARTICIPATING CUMULATIVE PREFERRED STOCK OF THE COMPANY)
                                       OF
                         SHELBOURNE PROPERTIES II, INC.
                                       AT
                                $62.00 PER SHARE
                                       BY
                               HX INVESTORS, L.P.


          THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON AUGUST 2, 2002,
                          UNLESS THE OFFER IS EXTENDED.

HX Investors, L.P. (the "Purchaser") hereby seeks to acquire shares of common stock, par value $0.01 per share ("Shares"), in Shelbourne Properties II, Inc., a Delaware corporation (the "Company"). The Purchaser hereby offers to purchase up to 268,444 Shares at a purchase price equal to $62.00 per Share (the "Offer Date"), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (this "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer").

The Company had approximately 894,792 Shares outstanding as of May 13, 2002, according to its quarterly report on Form 10-Q for the quarter ended March 31, 2002. The Purchaser currently beneficially owns an aggregate of 100,750 Shares, or approximately 11.26% of the outstanding Shares. The 268,444 Shares subject to the Offer constitute approximately 30% of the outstanding Shares. Accordingly, if all of the Shares sought in this Offer are purchased, the Purchaser would beneficially own in the aggregate 369,194 Shares, or approximately 42% of the outstanding Shares. Consummation of the Offer, if all Shares sought are tendered, would require payment by the Purchaser of $16,643,528 in aggregate purchase price, which the Purchaser will pay out of its existing funds.

The Purchaser and the Company are parties to a Settlement Agreement and Mutual Release, dated July 1, 2002, between the Purchaser and the additional plaintiffs listed on Exhibit A thereto, on the one hand, and the Company, Shelbourne Properties I, Inc. and Shelbourne Properties III, Inc., on the other hand (the "Settlement Agreement"). Under the Settlement Agreement, the Purchaser agreed to enter into a Stock Purchase Agreement, dated as of July 1, 2002, among the Purchaser, Exeter Capital Corporation and the Company (the "Stock Purchase Agreement"), pursuant to which this Offer is being made, and the Company agreed to submit a Plan of Liquidation (the "Plan of Liquidation") to its stockholders for approval upon consummation of the Offer. Pursuant to the Stock Purchase Agreement and the Settlement Agreement, the Purchaser has agreed to vote its Shares in favor of the Plan of Liquidation. The Purchaser also intends to vote its Shares in favor of a slate of directors including two individuals who are affiliates of the Purchaser and four individuals who are independent of the Purchaser and the Company.

Holders of Shares are urged to consider the following factors:

    o The purchase price of $62.00 per Share represents a premium to the stock price prior to the announcement of the Offer on July 2, 2002. On July 1, 2002, the closing price of the Shares on the American Stock Exchange was $53.75. The Offer Price exceeds that amount by $8.25 per Share, or over 15%.

    o Stockholders who tender their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future distributions by the Company in accordance with the Plan of Liquidation, and the $62.00 per Share purchase price payable to a tendering stockholder by the Purchaser may be less than the amount which might otherwise be received by the stockholder with respect to the sale of the Shares in the future.

    o The Purchaser is making the Offer for investment purposes and with the hope of making a profit from the ownership of the Shares. In establishing the purchase price of $62.00 per Share, the Purchaser is motivated to establish the lowest price which might be acceptable to stockholders consistent with the Purchaser's objectives.

    o As a result of consummation of the Offer, the Purchaser may be in a position to significantly influence all Company decisions on which stockholders may vote. The Purchaser will vote the Shares acquired in the Offer in its own interest, which may be different from or in conflict with the interests of the remaining stockholders. Pursuant to the terms of the Settlement Agreement and the Stock Purchase Agreement, the Purchaser has agreed to vote its Shares in favor of the Plan of Liquidation. The Purchaser also intends to vote its Shares in favor of a slate of directors including two individuals who are affiliates of the Purchase and four individuals who are independent of the Purchaser and the Company.

    o The Purchaser may accept only a pro rata portion of the Shares tendered by a stockholder in the event a total of more than 268,444 Shares are tendered.

THIS OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. IF MORE THAN 268,444 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE 268,444 SHARES FROM TENDERING STOCKHOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A STOCKHOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH STOCKHOLDER.

The obligation of the Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to certain conditions. The Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer, provided, however, that, without the prior written consent of the Company, the Purchaser shall not, subject to certain exceptions set forth in the Stock Purchase Agreement, (i) decrease the price per Share payable in the Offer,
(ii) change the form of consideration payable in the Offer (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) extend the Offer,
(v) impose additional conditions to the Offer or (vi) amend, add to or waive any other term of the Offer in any manner that would be, in any significant respect, adverse to the Company or the Stockholders. Notice of any extension, termination or amendment will promptly be disseminated to stockholders in a manner reasonably designed to inform stockholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

July 5, 2002

                                    IMPORTANT

Any stockholder desiring to tender any or all of such stockholder's Shares should, prior to August 2, 2002, either (i) mail, deliver or telecopy to American Stock Transfer & Trust Company (the "Depositary") at the address or facsimile number set forth below (a) a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on cream paper), including any required signature guarantees, (b) the stock certificates representing the Shares tendered and (c) any other documents required by the Letter of Transmittal, (ii) cause such stockholder's broker, dealer, commercial bank, trust company or custodian to tender applicable Shares pursuant to the procedures for book-entry transfer or (iii) comply with the guaranteed delivery procedures.

                     AMERICAN STOCK TRANSFER & TRUST COMPANY

                                 VIA U.S. MAIL:

                     American Stock Transfer & Trust Company
                                 59 Maiden Lane
                                   Plaza Level
                            New York, New York 10038

                              --------------------

                             VIA OVERNIGHT COURIER:

                     American Stock Transfer & Trust Company
                                 59 Maiden Lane
                                   Plaza Level
                            New York, New York 10038

                              --------------------

                                 VIA FACSIMILE:

                                 (718) 234-5001

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to MacKenzie Partners (the "Information Agent"), at the address or facsimile number set forth below.


                   [MACKENZIE PARTNERS, INC. GRAPHIC OMITTED]

                                105 Madison Ave.
                            New York, New York 10016
                           proxy@mackenziepartners.com
                          (212) 929-5500 (call collect)
                                       or
                            Toll-Free (800) 322-2885

                              --------------------

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                              --------------------

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet website (www.sec.gov), and may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

                                TABLE OF CONTENTS

                                                                                                               PAGE
SUMMARY TERM SHEET................................................................................................1


INTRODUCTION......................................................................................................4


THE TENDER OFFER..................................................................................................6

         Section 1.   Terms of the Offer..........................................................................6
         Section 2.   Priority of Purchases; Proration; Acceptance for Payment and Payment for
                      Shares......................................................................................7
         Section 3.   Procedures for Tendering Shares.............................................................7
         Section 4.   Withdrawal Rights..........................................................................10
         Section 5.   Extension of Tender Period; Termination; Amendment.........................................11
         Section 6.   Federal Income Tax Consequences............................................................11
         Section 7.   Effects of the Offer.......................................................................12
         Section 8.   Background of the Transaction..............................................................12
         Section 9.   Future Plans...............................................................................14
         Section 10.   The Transaction Documents.................................................................15
         Section 11.   The Business of the Company...............................................................18
         Section 12.   Conflicts of Interest.....................................................................19
         Section 13.   Certain Information Concerning the Purchaser..............................................19
         Section 14.   Source of Funds...........................................................................19
         Section 15.   Conditions to the Offer...................................................................20
         Section 16.   Certain Legal Matters.....................................................................21
         Section 17.   Fees and Expenses.........................................................................22
         Section 18.   Miscellaneous.............................................................................22

Schedule I - The Purchaser and its Principals

Schedule II - Transactions in Shares

Schedule III - Financial Statements


                               SUMMARY TERM SHEET

The Purchaser is offering to purchase up to 268,444 Shares for $62.00 per Share in cash together with the associated rights to purchase Series A Junior Participating Cumulative Preferred Stock of the Company. No separate consideration will be paid for these rights. The following are some of the questions that you, as a stockholder of the Company, may have and the answers to those questions. The information in this summary term sheet is not complete and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SHARES OF SHELBOURNE PROPERTIES II, INC.?

The offer to purchase up to 268,444 Shares is being made by HX Investors, L.P. The Purchaser is a Delaware limited partnership. The Purchaser is not currently affiliated with the Company. However, an affiliate of the Purchaser provides property management services to the Company and, pursuant to the Settlement Agreement and the Stock Purchase Agreement, the Company has agreed to appoint two individuals affiliated with the Purchaser and four other individuals proposed by the Purchaser and approved by the Company to the board of directors of the Company following the consummation of the Offer. Furthermore, in connection with the Plan of Liquidation, the Company has agreed to retain an affiliate of the Company to provide certain administrative and asset management services.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

The Purchaser is offering to pay $62.00 per Share, net to you in cash. If you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of Shares sought is purchased, the Purchaser's capital commitment will be approximately $16,643,528. The Purchaser has adequate funds to pay tendering stockholders for Shares tendered. However, the Purchaser may choose to finance the purchase of the Shares tendered, although the Offer is not conditioned on the Purchaser obtaining any such financing. A copy of the Purchaser's most recent financial statements are attached hereto as Schedule III.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until 12:00 Midnight, Eastern Standard Time, on August 2, 2002, to decide whether to tender your Shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 of this Offer to Purchase.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The Offer can be extended in the Purchaser's discretion, subject to the terms of the Stock Purchase Agreement and applicable law. If the Purchaser extends the Offer, the Purchaser will make a public announcement of the extension, not later than 9:00 a.m., Eastern Standard Time, on the day after the date on which the Offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

There are no conditions to the Offer based on minimum Shares tendered, the availability of financing or otherwise determined by the success of the Offer. However, the Purchaser may not be obligated to purchase any Shares in the event certain conditions occur, such as legal or government actions which would prohibit the purchase. Furthermore, the Purchaser is not obligated to purchase any Shares which are validly tendered if, among other things, there is a material adverse change in the financial condition or results of operations of the Company and its subsidiaries, taken as a whole after July 1, 2002.

HOW DO I TENDER MY SHARES?

If you are the record holder of Shares and have your stock certificates, you must deliver a completed Letter of Transmittal (printed on cream paper), together with your stock certificates, to the Depositary at: American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038
Attn: Reorg Department (Telephone: (212) 936-5100 Facsimile: (718) 234-5001), no later than the time the Offer expires.

If you are the record holder of Shares but your stock certificates are not available or you cannot deliver them to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery.

If you hold your Shares through a broker or bank, you should contact your broker or bank and give them instructions to tender your Shares.

CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

You can withdraw previously tendered Shares at any time until the Offer has expired and, if the Purchaser has not agreed to accept your Shares for payment by September 5, 2002, you can withdraw them at any time after such time until the Purchaser does accept your Shares for payment. To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information, to the Depositary while you still have the right to withdraw the Shares.

WHAT DOES THE COMPANY THINK OF THE OFFER?

The board of directors of the Company has unanimously approved of the Offer and resolved to recommend that stockholders desiring to maximize immediate liquidity of their Shares accept the Offer and tender their Shares and that stockholders not seeking immediate liquidity, but desiring to receive their pro rata portion of the liquidation proceeds contemplated by the Plan of Liquidation, should not accept this Offer, and should vote to approve the adoption of the Plan of Liquidation when the Plan of Liquidation is voted on by the stockholders. The Company is expected to communicate its recommendation with respect to the Offer in accordance with applicable law. In addition, the board of directors of the Company has received a written opinion from Lazard Freres & Co., LLC ("Lazard") dated July 1, 2002 that, based upon and subject to the various considerations and assumptions set forth in the opinion, the purchase price of $62.00 per share, together with the distribution of the proceeds from the liquidation of the Company in accordance with the Plan of Liquidation, taken as a whole, is fair to the stockholders of the Company from a financial point of view.

WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

The Company had approximately 3,005 holders of record of its outstanding Shares as of March 26, 2002, according to its annual report on Form 10-K for the year ended December 31, 2001. Unless the total number of stockholders falls below 500, the Company will be required to continue as a public reporting company. The Purchaser cannot currently predict whether the Offer will result in such a reduction in the number of stockholders, nor can it predict whether the Company would elect to terminate its reporting status if the number of holders were so reduced. The Purchaser has no present intention of seeking to change the Company's status as a public reporting company. However, in connection with the Settlement Agreement and the Stock Purchase Agreement, the Company has agreed to submit the Plan of Liquidation to its stockholders for approval upon consummation of the Offer. If the Plan of Liquidation is approved by the Company's stockholders, the Company will be liquidated over a time period of approximately three years and it is possible that, at some point during the liquidation process, the Company may become eligible to, and may elect to, terminate its reporting status.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

The Purchaser does not anticipate that Shares held by non-tendering stockholders will be affected by the completion of the Offer. However, if the Purchaser should acquire all of the Shares sought in the Offer, the Purchaser would control approximately 42% of the outstanding Shares, which is a large, though not necessarily controlling, block of Shares. Pursuant to the terms of the Settlement Agreement and the Stock Purchase Agreement, the Purchaser has agreed to vote its Shares in favor of the Plan of Liquidation. The Purchaser also intends to vote its Shares in favor of a slate of directors including two individuals who are affiliates of the Purchaser and four individuals who are independent of the Purchaser and the Company. See Section 10 for additional information.

WHAT ARE THE PURCHASER'S FUTURE INTENTIONS CONCERNING THE COMPANY?

The Company has agreed to submit the Plan of Liquidation to its stockholders for approval upon consummation of the Offer, and the Purchaser has agreed to vote its Share in favor of the Plan of Liquidation. If the Plan of Liquidation is approved by the Company's stockholders, the Company will be liquidated pursuant to the terms thereof. The Purchaser also intends to vote its Shares in favor of a slate of directors including two individuals who are affiliates of the Purchaser and four individuals who are independent of the Purchaser and the Company.

WHAT IS THE MARKET VALUE OF MY SHARES?

The closing price on the American Stock Exchange on July 3, 2002 was $61.00 per Share.

WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call the Information Agent, MacKenzie Partners, toll free, at (800) 322-2885.

TO THE STOCKHOLDERS OF SHELBOURNE PROPERTIES II, INC.:

                                  INTRODUCTION

                  The Purchaser hereby offers to purchase up to 268,444 Shares (the "Maximum Offer") at a purchase price of $62.00 per Share (the "Offer Price"), in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. All Shares tendered and purchased will include the tender and purchase of the associated rights to purchase Series A Junior Participating Cumulative Preferred Stock of the Company. No separate consideration will be paid for these rights.

                  For information concerning the Purchaser, see Section 13 below and Schedules I, II and III.

                  Neither the Purchaser nor the Depositary is currently affiliated with the Company. However, an affiliate of the Purchaser provides property management services to the Company and, pursuant to the Settlement Agreement and the Stock Purchase Agreement, the Company has agreed to appoint two individuals affiliated with the Purchaser and four other individuals proposed by the Purchaser and approved by the Company to the board of directors of the Company following the consummation of the Offer. Furthermore, in connection with the Plan of Liquidation, the Company has agreed to retain an affiliate of the Company to provide certain administrative and asset management services. The address and telephone number of the Company's principal executive offices is c/o First Winthrop Corporation, 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114; Telephone: (617) 570-4600.

              Stockholders are urged to consider the following factors:

                  o The purchase price of $62.00 per Share represents a premium to the stock price prior to the announcement of the Offer on July 2, 2002. On July 1, 2002, the closing price of the Shares on the American Stock Exchange ("AMEX") was $53.75. The Offer Price exceeds that amount by $8.25 per Share, or over 15%.

                  o Stockholders who tender their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future distributions by the Company in accordance with the Plan of Liquidation, and the $62.00 per Share purchase price payable to a tendering stockholder by the Purchaser may be less than the total amount which might otherwise be received by the stockholder with respect to the sale of the Shares in the future.

                  o The Purchaser is making the Offer for investment purposes and with the hope of making a profit from the ownership of the Shares. In establishing the purchase price of $62.00 per Share, the Purchaser is motivated to establish the lowest price which might be acceptable to stockholders consistent with the Purchaser's objectives.

                  o As a result of consummation of the Offer, the Purchaser may be in a position to significantly influence all Company decisions on which stockholders may vote. The Purchaser will vote the Shares acquired in the Offer in its own interest, which may be different from or in conflict with the interests of the remaining stockholders. Pursuant to the terms of the Settlement Agreement and the Stock Purchase Agreement, the Purchaser has agreed to vote its Shares in favor of the Plan of Liquidation. The Purchaser also intends to vote its Shares in favor of a slate of directors including two individuals who are affiliates of the Purchaser and four individuals who are independent of the Purchaser and the Company.

                  o The Purchaser may accept only a portion of the Shares tendered by a stockholder in the event a total of more than 268,444 Shares are tendered.

                  The Offer will provide stockholders with an opportunity to liquidate their investment without the usual securities brokerage commissions associated with market sales. Stockholders may have a more immediate need to use the cash now tied up in an investment in the Shares and wish to sell them to the Purchaser.


ESTABLISHMENT OF THE OFFER PRICE

                  The Purchaser has set the Offer Price at $62.00 per Share. In May 2001, the Shares began trading on the AMEX under the symbol "HXE."

                  The high and low sales prices of the Shares reported through AMEX are set forth in the table below for the periods indicated.

---------------------------------------- -------------------------------------- --------------------------------------
             Quarter Ended                               High                                    Low
---------------------------------------- -------------------------------------- --------------------------------------
             June 30, 2001                              $46.50                                 $31.55
---------------------------------------- -------------------------------------- --------------------------------------
          September 30, 2001                            $43.02                                 $32.95
---------------------------------------- -------------------------------------- --------------------------------------
           December 31, 2001                            $40.52                                 $33.00
---------------------------------------- -------------------------------------- --------------------------------------
            March 31, 2002                              $52.80                                 $35.00
---------------------------------------- -------------------------------------- --------------------------------------
             June 30, 2002                              $54.50                                 $49.90
---------------------------------------- -------------------------------------- --------------------------------------
         Through July 3, 2002                           $62.00                                 $53.75
---------------------------------------- -------------------------------------- --------------------------------------


                  On July 1, 2002, the day prior to the announcement of this Offer, the closing price of the Shares on the AMEX was $53.75. The Offer Price constitutes a $8.25, or more than 15%, premium over this amount.

                  In February 2001, the board of directors of the Company adopted a stockholder rights plan pursuant to which the Company declared and distributed a dividend of one right to purchase one one-thousandth of a share of Series A Junior Participating Cumulative Preferred Stock for each Share outstanding. The rights allow stockholders to purchase securities from the Company at a discount if a person or group acquires more than 15% of the outstanding Shares, thereby diluting the acquiring person's holdings. The board of directors of the Company has adopted an amendment to the stockholder rights plan so that the rights will not be triggered by the Purchaser's acquisition of Shares. By tendering to the Purchaser in this Offer, stockholders will also tender any rights issued under the stockholder rights plan.


GENERAL BACKGROUND INFORMATION

                  Certain information contained in this Offer to Purchase, which relates to, or represents, statements made by the Company, has been derived from information provided in reports filed by the Company with the Commission. Stockholders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their Shares.

                                THE TENDER OFFER


SECTION 1. TERMS OF THE OFFER.


                  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, Eastern Standard Time, on August 2, 2002, unless and until the Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

                  The Offer is contingent upon the satisfaction of certain conditions. See Section 15, which sets forth in full the conditions of the Offer. The Purchaser expressly reserves the right to waive any such conditions, to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer, provided, however, that, without the prior written consent of the Company, the Purchaser shall not (i) decrease the price per Share payable in the Offer, (ii) change the form of consideration payable in the Offer (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) extend the Offer, (v) impose additional conditions to the Offer or (vi) amend, add to or waive any other term of the Offer in any manner that would be, in any significant respect, adverse to the Company or the stockholders. Notwithstanding the foregoing, the Purchaser may, without consent of the Company, (i) extend the Offer beyond the scheduled Expiration Date if, on the scheduled Expiration Date, any of the conditions to the Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission or the staff thereof applicable to the Offer; provided, however, that if the sole condition remaining unsatisfied on the initial scheduled Expiration Date is a condition with respect to the failure of the representations and warranties of the Company in the Stock Purchase Agreement to be true and correct or the failure of the Company to perform under or comply with the Stock Purchase Agreement, then the Purchaser shall, so long as the breach can be cured and the Company is vigorously attempting to cure such breach, extend the Offer until five business days after such breach is cured; and provided, further, that, the Purchaser shall not be required to extend the Offer beyond thirty calendar days after the initial scheduled Expiration Date. In addition, if all of the conditions to the Offer are satisfied or waived, then upon the applicable Expiration Date of the Offer, the Purchaser may, without the consent of the Company, provide one or more subsequent offering periods in accordance with Rule 14d-11 under the Exchange Act, for an aggregate period not to exceed twenty business days (for all such extensions) and the Purchaser shall (A) give the required notice of such offering period and (B) immediately accept and promptly pay for all Shares tendered as of such applicable Expiration Date.

                  The Purchaser does not anticipate and has no reason to believe that any condition or event will occur that would prevent the Purchaser from purchasing tendered Shares as offered herein.

SECTION 2. PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

                  If the number of Shares validly tendered prior to the Expiration Date and not withdrawn is equal to or less than the Maximum Offer, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment all Shares so tendered. If the number of Shares validly tendered prior to the Expiration Date and not withdrawn exceeds the Maximum Offer, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment Shares so tendered on a pro rata basis.

                  In the event that proration is required, because of the difficulty of immediately determining the precise number of Shares to be accepted, the Purchaser will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date. The Purchaser will not pay for any Shares tendered until after the final proration factor has been determined.

                  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Purchaser of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

                  For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchaser submits the Shares to the Company or the Company's transfer agent to register the transfers. Payment for Shares is conditioned upon and will be made promptly upon the confirmation by the Company or the Company's transfer agent that the Shares have been properly recorded as transferred to Purchaser.

                  Under no circumstances will interest be paid on the Offer Price by reason of any delay in making payment.

                  If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under
Section 15 (but subject to compliance with Rule 14e-1(c) under the Exchange
Act), the Purchaser may retain tendered Shares, subject to any limitations of applicable law, and such Shares may not be withdrawn except to the extent that the tendering stockholders are entitled to withdrawal rights as described in
Section 4.

                  IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO STOCKHOLDERS PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID FOR ALL SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE.


SECTION 3. PROCEDURES FOR TENDERING SHARES.

                  Valid Tender. For Shares to be validly tendered pursuant to the Offer, stockholders must, prior to the Expiration Date, either (i) deliver to the Depositary (a) a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on cream paper), including any required signature guarantees, (b) the stock certificates representing the Shares tendered and (c) any other documents required by the Letter of Transmittal, (ii) cause such stockholder's broker, dealer, commercial bank, trust company or custodian to tender applicable Shares pursuant to the procedure for book-entry transfer described below or (iii) comply with the guaranteed delivery procedures described below. A stockholder may tender any or all Shares owned by such stockholder.

                  In order for a tendering stockholder to participate in the Offer, Shares must be validly tendered and not withdrawn prior to the Expiration Date, or such date to which the Offer may be extended.

                  The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering stockholder and delivery will be deemed made only when actually received by the Depositary.

                  Signature Guarantee. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by the registered holder(s) (which term, for purposes of this Offer to Purchase, shall include any participant in The Depository Trust Company ("the Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of Shares) of Shares who has not completed the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

                  If a certificate for Shares is registered in the name of a person other than the signatory of the Letter of Transmittal, or if payment is to be made, or a certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate, with the signature(s) on such certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the Letter of Transmittal.

                  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by (i) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account, and (ii) causing the Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message (as defined below). Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed copy thereof), properly completed and duly executed, together with any required signature guarantees, or any Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering holder must comply with the guaranteed delivery procedures described below.

                  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depository and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

                  DELIVERY OF THE LETTER OF TRANSMITTAL AND OTHER REQUIRED DOCUMENTS OR INSTRUCTIONS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

                  Guaranteed Delivery. If a holder desires to tender Shares pursuant to the Offer and such Holder's stock certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

                  (i) such tender is made by or through an Eligible Institution;

                  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, in the form provided by the Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

                  (iii) the certificates for all tendered Shares in proper form for transfer, with a properly completed and duly executed Letter of Transmittal (or a copy thereof) with any required signature guarantee or, in the case of a book-entry transfer, a Book-Entry Confirmation with an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of execution of the Notice of Guaranteed Delivery.

                  Any Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

                  Backup Federal Income Tax Withholding. To prevent the possible application of 30% backup federal income tax withholding with respect to payment of the Offer Price for Shares purchased pursuant to the Offer, a tendering stockholder must provide the Purchaser with such stockholder's correct taxpayer identification number and make certain certifications that such stockholder is not subject to backup federal income tax withholding. Each tendering stockholder must insert in the Letter of Transmittal the stockholder's taxpayer identification number or social security number in the space provided on the front of the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above.

                  Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints the designees of the Purchaser as such stockholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser. Upon acceptance for payment, all prior proxies given by such stockholder with respect to such Shares will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchaser will, with respect to such Shares, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any meeting of stockholders, by written consent or otherwise.

                  Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The

Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Shares tendered may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Shares of any particular stockholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchaser, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification.

                  A tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that (i) such stockholder owns the Shares being tendered, within the meaning of Rule 14e-4 under the Exchange Act, and (ii) the tender of such Share complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any stockholders who have granted options to sell or purchase the Shares, hold option rights to acquire such securities, maintain "short" positions in the Shares or have loaned the Shares to a short seller. In any event, a stockholder will be deemed to tender Shares in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Shares and the holder (i) delivers the Shares pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Transmittal Letter).


SECTION 4. WITHDRAWAL RIGHTS.

                  Except as otherwise provided in this Section 4, all tenders of Shares pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after September 5, 2002.

                  For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Purchaser at the address set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

                  If purchase of, or payment for, Shares is delayed for any reason or if the Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Shares may be retained by the Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

                  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

                  Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.


SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

                  The Purchaser expressly reserves the right to waive any such condition to the Offer, to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer, provided, however, that, without the prior written consent of the Company, the Purchaser shall not, subject to certain exceptions set forth in the Stock Purchase Agreement, (i) decrease the price per Share payable in the Offer, (ii) change the form of consideration payable in the Offer (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) extend the Offer, (v) impose additional conditions to the Offer or (vi) amend, add to or waive any other term of the Offer in any manner that would be, in any significant respect, adverse to the Company or the Stockholders. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a press release. The Purchaser may also be required by applicable law to disseminate to stockholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.

                  If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Purchaser may retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

                  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the class of securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response.


SECTION 6. FEDERAL INCOME TAX CONSEQUENCES.

                  Sale of the Shares will result in income tax consequences to the tendering stockholders. EACH STOCKHOLDER TENDERING SHARES SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH

STOCKHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.


SECTION 7. EFFECTS OF THE OFFER.

                  Effect on Trading Market. If a substantial number of Shares are purchased pursuant to the Offer and there is no proration, the result could be a reduction in the number of stockholders. A reduction in the number of stockholders might result in a reduction in the liquidity and volume of activity in the trading market for the Shares.

                  Voting Power of Purchaser. Depending on the number of Shares acquired by the Purchaser pursuant to the Offer, the Purchaser may have the ability to exert influence on or even control matters subject to the vote of stockholders. If the Purchaser were to acquire all of the Shares sought in the Offer, the Purchaser and its affiliates would hold or control approximately 42% of the outstanding Shares. Accordingly, the Purchaser's votes could significantly influence the outcome of any vote. Specifically, pursuant to the Settlement Agreement and the Stock Purchase Agreement, the Purchaser has agreed to vote its Shares in favor of the Plan of Liquidation. The Purchaser also intends to vote its Shares in favor of the slate of directors including two individuals who are affiliates of the Purchaser and four individuals who are independent of the Purchaser and the Company.

                  Other Potential Effects. The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, stockholders. Registration and reporting requirements could be terminated by the Company if the number of record holders falls below 300, or below 500 if the Company's total assets are below $10 million for three consecutive preceding fiscal years. The Company had approximately 3,005 holders of record of its outstanding Shares as of March 26, 2002, according to its annual report on Form 10-K for the year ended December 31, 2001. Unless the total number of stockholders were to fall below 500, the Company will continue as a public reporting company. The Purchaser cannot currently predict whether the Offer will result in such a reduction in the number of stockholders, nor can it predict whether the Company would elect to terminate its reporting status if the number of holders were so reduced. The Purchasers have no present intention of seeking to change the Company's status as a public reporting company. However, in connection with the Settlement Agreement and the Stock Purchase Agreement, the Company has agreed to submit the Plan of Liquidation to its stockholders for approval upon consummation of the Offer. If the Plan of Liquidation is approved by the Company's stockholders, the Company will be liquidated over a time period of approximately three years and it is possible that, at some point during the liquidation process, the Company may become eligible to, and may elect to, terminate its reporting status.


SECTION 8. BACKGROUND OF THE TRANSACTION.

                  The Company was originally formed in 1985 as a Delaware limited partnership (the "Predecessor Partnership"). On April 17, 2001, the Predecessor Partnership was converted to a Delaware corporation.

                  The initial directors consisted of Michael L. Ashner, who is President of the general partner of the Purchaser, five individuals who were affiliated with NorthStar Capital Investment Corporation (which was, at the time, a significant stockholder in the Company) and three individuals who were not affiliated with NorthStar. Mr. Ashner was also the President of the Company. Mr. Ashner resigned as a director and as President of the Company as of August 15, 2001.

                  In October 2001, Presidio Capital Investment Company, LLC ("PCIC"), an entity controlled by NorthStar, entered into discussions with Mr. Ashner and a third party in connection with (1) a proposed sale of PCIC's interest in the Company and (2) a proposed transfer of PCIC's interest in an advisory agreement with the Company to an entity controlled by Mr. Ashner and the third party (the "Proposed Transaction"). In late December 2001, Mr. Ashner, the third party and PCIC prepared a proposed agreement which was submitted for approval to a special committee of the board of directors of the Company (the "Special Committee"). The proposed agreement provided for the acquisition by Mr. Ashner and the third party of PCIC's interest in the Company, Shelbourne Properties I, Inc. and Shelbourne Properties III, Inc. (the "Shelbourne Companies") as well as the advisory agreements for, among other things, an aggregate purchase price of $92.5 million, subject to adjustment.

                  Throughout December 2001 and January 2002, the Special Committee's financial advisors met with Mr. Ashner as part of their due diligence review of the Proposed Transaction. In February 2002, the Special Committee advised Mr. Ashner and the third party that it concluded that it was not prepared to approve the Proposed Transaction, but that it was interested in exploring the feasibility and advisability of a transaction in which the Company would repurchase the shares of its common stock held by PCIC and acquire PCIC's interest in the advisory agreement referred to above (the "February 2002 Transaction").

                  On February 14, 2002, the Shelbourne Companies announced the consummation of the February 2002 Transaction. In connection with the February 2002 Transaction, certain directors of the Company who were affiliated with NorthStar and PCIC resigned from the Board. A derivative action, In re Shelbourne Properties Derivative Litigation, Consolidated C.A. No, 19442-NC (Del. Ch.), was filed in connection with the February 2002 Transaction.

                  In April 2002, the Shelbourne Companies announced that they had hired Lazard to assist in their ongoing efforts to evaluate strategic alternatives that would enhance stockholder value. Representatives of Lazard first met with representatives of the Purchaser on April 8, 2002. At that time, the Purchaser discussed various transactions with respect to the Shelbourne Companies including the possible issuance of new convertible preferred securities.

                  On May 22, 2002, a lawsuit (the "Action") was filed against the Company in the Court of Chancery of the State of Delaware by a group of investors including the Purchaser (collectively, the "Plaintiffs"). The Purchaser acted as the lead plaintiff in the Action. The Plaintiffs alleged in their complaint that certain actions taken at the time of the February 2002 Transaction in connection with the composition of the Board were inappropriate. From May 22, 2002 through July 1, 2002, the Action proceeded through the discovery phase and a trial date was set for July 2, 2002.

                  On Wednesday, June 12, representatives of Lazard, Donald W. Coons, a director of the Company (by telephone) and Richard J. McCready, a NorthStar employee and designated representative of the Board of Directors, met with representatives of the Purchaser to discuss a proposed settlement to the Action.

                  On Friday, June 14, 2002, representatives from the Company and the Purchaser again met to negotiate a settlement of the Action which, among other things, contemplated the granting of an option by the Purchaser to the Company to purchase an amount of Purchaser's Shares equal to 10% of the outstanding Shares. On June 16, the Company and the Purchaser ceased negotiations without reaching agreement on the settlement of the Action.

                  On Tuesday, June 18, 2002, representatives of the Company and the Purchaser reconvened negotiations of a settlement of the Action and began preliminary negotiations of the terms of the Settlement Agreement and related documents. During the course of that week, representatives of the Purchaser and the Company continued to negotiate the terms of the Settlement Agreement and the related documents. Negotiations regarding the Settlement Agreement and related documents continued through Sunday, June 30, 2002.

                  On Monday, July 1, 2002, representatives of the Purchaser and the Company finalized the terms of the Settlement Agreement and related documents, including the Stock Purchase Agreement and the Plan of Liquidation. In connection with the Settlement Agreement, the Purchaser agreed to make the Offer and the Company agreed to submit the Plan of Liquidation to its stockholders for approval following the consummation of the Offer. Pursuant to the terms of the Settlement Agreement and the Stock Purchase Agreement, the Purchaser has agreed to vote its Shares in favor of the Plan of Liquidation and the Company has agreed to appoint two individuals affiliated with the Purchaser and four other individuals proposed by the Purchaser and approved by the Company to the board of directors of the Company following the consummation of the Offer.

                  Also on July 1, 2002, Lazard delivered its written opinion that, as of July 1, 2002 and based upon and subject to the various considerations and assumptions set forth in its opinion, the offer price of $62.00 per share, together with proceeds from the liquidation of the Company pursuant to the Plan of Liquidation, taken as a whole, was fair to the stockholders of the Company (other than the Purchaser) from a financial point of view. The Purchaser was notified by the Company that the Board of Directors unanimously approved the Settlement Agreement, the Stock Purchase Agreement and the Plan of Liquidation.


SECTION 9. FUTURE PLANS.

                  Following the completion of the Offer, the Purchaser, or its affiliates, may acquire additional Shares, subject to a limitation on the Purchaser's beneficial or constructive ownership to no more than 42% of the total number of Shares. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Shares purchased pursuant to the Offer. The Purchaser is seeking to purchase a total of 268,444 Shares. If the Purchaser acquires fewer than 268,444 Shares pursuant to the Offer, the Purchaser may seek to make further purchases on the open market at prevailing prices, or solicit Shares pursuant to one or more future tender offers at the same price, a higher price or, if the Company's circumstances change, at a lower price. Alternatively, the Purchaser may discontinue any further purchases of Shares after termination of the Offer, regardless of the number of Shares purchased. The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, as noted above, the Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in achieving the Maximum Offer, may consider future offers. Factors affecting the Purchaser's future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser, the continued existence of a public market in the Shares, actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Company's operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

                  The Purchaser is seeking to acquire Shares pursuant to the Offer to obtain a substantial equity interest in the Company, for investment and also with a view to protecting the existing investment of the Purchaser. The Purchaser also may consider selling some or all of the Shares it acquires pursuant to the Offer, either directly or by a sale of one or more interests in the Purchaser itself, depending upon liquidity, strategic, tax and other considerations. In connection with the Settlement Agreement and the

Stock Purchase Agreement, the Company has agreed to submit the Plan of Liquidation to its stockholders for approval upon consummation of the Offer. If the Plan of Liquidation is approved by the Company's stockholders, the Company will be liquidated pursuant the terms thereof. Pursuant to the Settlement Agreement and the Stock Purchase Agreement, the Purchaser has agreed to vote its Shares in favor of the Plan of Liquidation. The Purchaser also intends to vote its Shares in favor of the slate of directors nominated by the Company pursuant to the terms of the Settlement Agreement and the Stock Purchase Agreement


SECTION 10. THE TRANSACTION DOCUMENTS.

                  The following are summaries of the material terms of the Settlement Agreement, the Stock Purchase Agreement and the Plan of Liquidation. These summaries are not a complete description of the terms and conditions of these documents and they are qualified in their entirety by reference to the full text thereof, which is incorporated by reference herein and copies of which have been filed with the Commission as exhibits to the Schedule TO. These documents may be examined, and copies thereof may be obtained, as set forth in
Section 11.

                  The Settlement Agreement.

                  The Settlement Agreement provides for the settlement and mutual release of claims arising out of the Action. In relevant part, the settlement provides that the Purchaser will offer to purchase up to 268,444 of the Shares (30% of the number currently outstanding) in accordance with the Stock Purchase Agreement. At the time of entering into the Stock Purchase Agreement, the board of directors of the Company approved a Plan of Liquidation and agreed to submit it to its stockholders for approval upon the successful completion of the Offer. Pursuant to Annex C to the Stock Purchase Agreement, the Purchaser has agreed to vote its Shares in favor of the Plan of Liquidation. The Purchaser also intends to vote its Shares in favor of the slate of directors including two individuals who are affiliates of the Purchaser and four individuals who are independent of the Purchaser and the Company.

                  In addition to certain covenants on the part of the Company relating to its approval and recommendation of the Plan of Liquidation, and the filing of its proxy statement and compliance with Commission rules dealing with changes in the majority of its board of directors, the agreement requires that the Company implement and abide by certain corporate governance provisions. The following outlines the significant provisions, which may be subject to the overriding fiduciary obligations of the Company's directors to the stockholders:

                    o following the tender offer, the size of the board will be increased to six members - two directors designated by the Purchaser and the remaining four, each of whom will be independent directors, proposed by the Purchaser;

                    o any nominee to fill a vacancy of an independent director will be made by the remaining independent directors; and the bylaws will be amended to provide for this procedure, which can only be modified with the approval of a majority of the shares other than those held by the Purchaser and its affiliates;

                    o until the final liquidation date, any changes in or terminations of the transaction documents, any extensions in the Purchaser's performance or waivers by the Company requires the approval of a majority of its independent directors;

                    o without the unanimous approval of the independent directors and the approval of the holders of a majority of the outstanding Shares, other than those Shares held by the Purchaser and its affiliates, and subject to the Plan of Liquidation, the Company will not and the Purchaser will not cause the Company to take any action or reporting position that would cause the Company to fail to qualify for taxation as a real estate investment trust ("REIT");

                    o except as contemplated by the Plan of Liquidation, neither the Company nor any of its subsidiaries shall
                           (i) enter into any new transaction with the Purchaser or its affiliates, (ii) amend any agreements previously entered into by the Company with the Purchaser or its affiliates or (iii) enter into a new service agreement, or change the terms of any existing service agreement, between the Company and a third party that is an affiliate of the Purchaser, in each case without the unanimous approval of the independent directors;

                    o the Company shall use all reasonable efforts to maintain the listing of the Shares on the AMEX and if the Shares are delisted, the Company shall use all reasonable efforts to have the Shares listed on another national stock exchange or on a Nasdaq stock market;

                    o the Company shall not make any disposition of any asset or group of assets with a value greater than $500,000 without the approval of such disposition by a majority of the members of the board of directors; and

                    o following the appointment of the independent directors, the board of directors shall cause the Audit Committee of the board of directors to be constituted solely of independent directors.

                  The Settlement Agreement also provides that until the earlier of the date of final liquidation and six years after the Company files its Certificate of Dissolution (as described below under "Plan of Liquidation"), the bylaws of the Company will contain no less favorable provisions for the liability and indemnification of directors, and will not be amended in any manner that adversely effects the rights of persons who are directors, officers, fiduciaries or agents at the consummation of the tender offer. In addition, the Company will maintain insurance to cover the same.

                  The Stock Purchase Agreement.

                  The Stock Purchase Agreement provides for the Offer. Under the Stock Purchase Agreement, the Offer was required to commence as soon as practicable, but in any event by July 12, 2002. The obligation of the Purchaser to purchase any Shares tendered will be generally subject to certain conditions. See Section 15, which sets forth in full the conditions to the Offer.

                  The Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer, provided, however, that, without the prior written consent of the Company, the Purchaser shall not, subject to certain exceptions set forth in the Stock Purchase Agreement, (i) decrease the price per Share payable in the Offer, (ii) change the form of consideration payable in the Offer (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) extend the Offer, (v) impose additional conditions to the Offer or (vi) amend, add to or waive any other term of the Offer in any manner that would be, in any significant respect, adverse to the Company or the Stockholders. See Section 1, which sets forth in more detail the terms of the Offer.

                  The board of directors of the Company has taken certain actions that have the effect of negating results that might otherwise occur on account of the Offer. First, the board of directors amended the Company's Shareholder Rights Agreement, as amended, so that the Offer will not result in a "flip-in" or "flip-over" event. Second, the Company and the board of directors will waive the ownership limit applicable to the Purchaser, up to 42%. And third, consistent with the board of director's approval of the transaction, it will waive any rights the Company may have under section 203 of the DGCL, which deals with transactions with interested stockholders.

                  The Stock Purchase Agreement may be terminated as follows:

                    o by the mutual consent of the Purchaser and the Company;

                    o by either the Purchaser or the Company if any government action is enacted that makes consummation of the offer or completion of the Plan of Liquidation illegal, or has the effect of preventing or otherwise prohibiting the Offer or the Plan of Liquidation;

                    o by the Company, upon approval by its Board, if the Offer has not commenced by July 12, 2002;

                    o by the Company, upon approval by its Board, if the Purchaser terminates the Offer without having accepted any Shares for payment under the Offer;

                    o by the Company, upon approval by its Board, if the Purchaser has not paid for the Shares tendered pursuant to the Offer by September 30, 2002; or

                    o by the Company, upon approval by its Board, prior to the purchase of shares pursuant to the Offer, if the Board determines in good faith, upon consultation with outside counsel, that it is required to do so by its fiduciary obligations under Delaware law.

                  The Stock Purchase Agreement may also be terminated by the Purchaser if the board of directors of the Company withdraws or adversely modifies its approval or stockholder recommendation, or recommends or approves an alternative proposal for the Company; provided, that if the Stock Purchase Agreement is terminated for this reason, the Company is obligated to pay the Purchaser $600,371 to compensate it for lost opportunity, time and expense and to avoid the difficulty of trying to quantify damages.

                  Finally, the Stock Purchase Agreement provides that, until the new members of the board of directors are duly appointed, the current members of the board must act in a manner consistent with the Stock Purchase Agreement and the Settlement Agreement. In particular, the board of directors may not: amend the Company's certificate of incorporation or bylaws; generally issue any securities or sell any assets of the Company or its subsidiaries; make any distributions on account of the shares of the Company except in accordance with the Plan of Liquidation and solely to the extent necessary to maintain REIT status; cause any change in the capital structure of the Company; acquire any business entity or any material amount of assets or enter into any contract or agreement other than in accordance with the Plan of Liquidation; create any indebtedness for the Company or in any way encumber its assets outside the ordinary course of business; increase the compensation of the Company's officers or make any new hires; employ any accounting method inconsistent with generally accepted accounting principles; or alter or terminate the Plan of Liquidation.

                  The Purchaser and the Company also agreed to all of the corporate governance provisions as described in the Settlement Agreement, as well as the provisions of the Plan of Liquidation.

                  The Plan of Liquidation.

                  In the Settlement Agreement and the Stock Purchase Agreement, the Company agreed to submit the Plan of Liquidation to its stockholders following the consummation of the Offer. As promptly as practicable after the stockholders approve the Plan of Liquidation but no later than 5 days after, the Company will file a Certificate of Dissolution with the Delaware Secretary of State. Unless an extension is approved by the Delaware Court of Chancery or a majority of the stockholders, or as may otherwise be required by the fiduciary duties of the board of directors, the Company must complete the disposition of its assets within three years after the date it files its Certificate of Dissolution. Any disposition of an asset with an aggregate value in excess of $500,000 must be approved by a majority of the directors of the Company.

                  All net operating proceeds from operations of the Company up to the Base Amount will be shared by the stockholders on a pro rata basis. The Base Amount (as defined below) of the net proceeds from the disposition of assets will be shared pro rata by the stockholders. The Base Amount means (i) $66.25 per Share plus (ii) a return calculated on the undistributed portion of such amount, compounded quarterly at a rate of 6.0% for the first eighteen months and then increasing by 0.5% for each subsequent six-month period up to a maximum of 8%. 75% of any net proceeds from the disposition of assets in excess of the Base Amount will be shared pro rata by the stockholders of the Company. The remaining 25% of any net proceeds from the disposition of assets in excess of the Base Amount will be paid to the Purchaser.

                  During the winding up of the affairs of the Company, the board of directors must generally act in accordance with the corporate governance provisions adopted in connection with the transaction documents. In particular, the board of directors may not: amend the Company's certificate of incorporation or bylaws; generally issue any securities or sell any assets of the Company or its subsidiaries; make any distributions on account of the shares of the Company except in accordance with the Plan of Liquidation and solely to the extent necessary to maintain REIT status; cause any change in the capital structure of the Company; acquire any business entity or any material amount of assets or enter into any contract or agreement other than in accordance with the Plan of Liquidation; create any indebtedness for the Company or in any way encumber its assets outside the ordinary course of business; increase the compensation of the Company's officers or make any new hires; employ any accounting method inconsistent with generally accepted accounting principles; or alter or terminate the Plan of Liquidation.

                  Lastly, as soon as reasonably practical, but no earlier than October 1, 2002, the Company will terminate the transition management services provided by Presidio Capital Investment Company. The Company will thereafter retain Kestrel Management, L.P., an affiliate of the Purchaser, to provide interim management services on substantially similar terms and conditions, but at a reduced fee of $200,000 per year for the first three years. After the first three years, the majority of the independent directors shall determine the fee in its discretion. As each property is sold, the Company will terminate each respective property management agreement with Kestrel Management, L.P.


SECTION 11. THE BUSINESS OF THE COMPANY.

                  Information included herein concerning the Company is derived from the Company's publicly-filed reports. Information concerning the Company, its assets, operations and management is contained in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Commission. Such reports and filings are available on the Commission's EDGAR system, at its internet website (www.sec.gov), and are available for inspection at the Commission's principal office in Washington, D.C. The Purchaser has relied on such information to the extent information is presented herein concerning the Company, and expressly disclaims any responsibility for the information included in such reports and extracted in this Offer.


SECTION 12. CONFLICTS OF INTEREST.

                  The Purchaser knows of no conflict of interest which may be deemed material to stockholders.


SECTION 13. CERTAIN INFORMATION CONCERNING THE PURCHASER.

                  The Purchaser is HX Investors, L.P. The Purchaser is a Delaware limited partnership that was formed in June 2001. Exeter Capital Corporation, a New Jersey corporation ("Exeter"), is the general partner of the Purchaser. The principal office of the Purchaser is at 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753; the telephone number is (516) 822-0022. For certain information concerning the principals of the Purchaser, see Schedule I to this Offer to Purchase. The Purchaser currently beneficially owns an aggregate of 100,750 Shares, or approximately 11.26% of the outstanding Shares. A description of all transactions in the Shares that were effected during the past sixty days by the Purchaser, Exeter or Michael L. Ashner, the sole stockholder and director of Exeter, is set forth on Schedule II. A copy of the Purchaser's most recent financial statements are attached hereto as Schedule III.

                  Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on
Schedule I nor any affiliate, associate or majority-owned subsidiary of such persons beneficially owns or has a right to acquire any Shares, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on
Schedule I nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares within the past 60 days, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between the Purchaser or, to the best knowledge of the Purchaser, the persons listed on
Schedule I, or any affiliate of the Purchaser on the one hand, and the Company or its officers, directors or affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser any affiliate of the Purchaser on the one hand, the persons listed on Schedule I, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.


SECTION 14. SOURCE OF FUNDS.

                  The Purchaser expects that approximately $16,643,528 would be required to purchase 268,444 Shares, if tendered, and an additional amount of approximately $50,000 may be required to pay related fees and expenses. The Purchaser expects to pay the stockholders for Shares tendered out of its existing funds. Accordingly, no financing will be required, although the Purchaser may choose to finance the purchase of the Shares tendered.


SECTION 15. CONDITIONS TO THE OFFER.

                  Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date.

                  The Purchaser shall not be required to accept for payment any Shares tendered and may, subject to the terms of the Stock Purchase Agreement, terminate or amend the Offer if at any time on or after the date of the Offer and prior to the Expiration Date, any of the following conditions exists:

                  (a) there shall have been instituted and remain pending any litigation, suit, claim, action or proceeding brought by any Governmental Authority (as defined in the Stock Purchase Agreement) of competent jurisdiction over the Company (i) challenging or seeking to make illegal or otherwise directly or indirectly restrain or prohibit the Offer or the Plan of Liquidation, (ii) seeking to impose material limitations on the ability of the Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser on all matters properly presented to the stockholders, including, without limitation, the approval and adoption of the Dissolution (as defined in the Stock Purchase Agreement) and the Plan of Liquidation, or (iii) seeking to require divestiture by the Purchaser of any Shares;

                  (b) there shall have been any judgment, order or injunction entered or issued by any Governmental Authority of competent jurisdiction that results in any of the consequences referred to in clauses (i), (ii) and (iii) of paragraph (a) above;

                  (c) (i) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to the Purchaser, the approval or recommendation of the Offer or the Plan of Liquidation or approved or recommended any Acquisition Proposal (as defined in the Stock Purchase Agreement) or any other acquisition of Shares other than the Offer or (ii) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

                  (d) any representation or warranty of the Company in the Stock Purchase Agreement shall not be true and correct as if such representation or warranty was made as of such time on or after the date of the Stock Purchase Agreement, except as would not have a Material Adverse Effect (as defined in the Stock Purchase Agreement) or prevent or materially delay consummation of the Transactions (as defined in the Stock Purchase Agreement), or otherwise prevent the Company from performing its obligations under the Stock Purchase Agreement;

                  (e) the Company shall have failed to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed or complied with by it under the Stock Purchase Agreement;

                  (f) the Stock Purchase Agreement shall have been terminated in accordance with its terms;

                  (g) there shall have occurred a Material Adverse Effect;

                  (h) the Purchaser and the Company shall have agreed that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

                  (i) the conditions to the offer by the Purchaser for shares of common stock of Shelbourne Properties I, Inc. contained in the Stock Purchase Agreement, dated as of July 1, 2002, between the Purchaser and Shelbourne Properties I, Inc., or the conditions to the offer by the Purchaser for shares of common stock of Shelbourne Properties III, Inc. contained in the Stock Purchase Agreement, dated as of July 1, 2002, between the Purchaser and Shelbourne Properties III, Inc. shall fail to have been satisfied or waived by the Purchaser; or

                  (j) there shall have occurred any act of terrorism against the United States of America that shall have resulted in (i) the simultaneous closing of three or more domestic international airports for a period of at least 24 consecutive hours or (ii) the simultaneous closing of the three largest stock exchanges in the United States for a period of at least 6.5 consecutive trading hours; provided that, with respect to paragraphs (a) and (b) above, the Purchaser shall give the Company advance written notice of any intention by the Purchaser to assert the nonsatisfaction of any of the conditions set forth in such paragraphs (a) and (b), which notice shall describe in reasonable detail the basis for the belief that any such condition has not been satisfied; and, provided further that (i) in the event of any action, proceeding, judgment, order or injunction contemplated by such paragraphs (a) or (b), the Purchaser shall not terminate the Offer under such paragraphs (a) and (b) unless and until there shall have been issued a final and non-appealable judgment, order or injunction.

                  The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser or may be waived by the Purchaser in whole or in part at any time and from time to time prior to the Expiration Date in its sole exercise of reasonable discretion, and the Offer will remain open for a period of at least five business days following any such waiver of a material condition. Any termination by the Purchaser concerning the events described above will be final and binding upon all parties.


SECTION 16. CERTAIN LEGAL MATTERS.

                  General. Except as set forth in this Section 16, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Shares thereunder. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions related to the legal matters discussed in this Section 16.

                  Antitrust. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Shares pursuant to the Offer.

                  Margin Requirements. The Shares are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are applicable to the Offer.

                  State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein.

                  The Company is a Delaware corporation. Section 203 of the DGCL prevents an "interested stockholders" (defined generally as a person with 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include a variety of transactions) with a Delaware corporation for three years following the date such person became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination or (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by certain employee stock ownership plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

                  The board of directors of the Company has unanimously approved the Stock Purchase Agreement, the Offer and the Plan of Liquidation and the transactions contemplated thereby for purposes of Section 203 of the DGCL and the restrictions of Section 203 of the DGCL are, accordingly, not applicable to the Purchaser or its affiliates or associates to the extent of the transactions contemplated by this Offer to Purchase.

                  The Purchaser has not currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares pursuant to the Offer.


SECTION 17. FEES AND EXPENSES.

                  The Purchaser has retained American Stock Transfer & Trust Company to act as Depositary and MacKenzie Partners to act as Information Agent in connection with the Offer. The Purchaser will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary and the Information Agent against certain liabilities and expenses in connection therewith, including any liabilities under the federal securities laws. The Purchaser will pay all costs and expenses of printing, publication and mailing of the Offer.


SECTION 18. MISCELLANEOUS.

                  THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) STOCKHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY

JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

           No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.



July 5, 2002
HX Investors, L.P.

                                   SCHEDULE I
                        THE PURCHASER AND ITS PRINCIPALS

                  HX INVESTORS, L.P.

                  The Purchaser is HX Investors, L.P., a Delaware limited partnership formed in June 2001. The Purchaser's principal business is acquiring for investment Shares and shares of common stock of Shelbourne Properties I, Inc. and Shelbourne Properties III, Inc. The general partner of the Purchaser is Exeter Capital Corporation. The Purchaser has four limited partners. None of the limited partners holds a controlling interest in the Purchaser. However, one of the limited partners is also the sole stockholder and director of the Purchaser's general partner. Further information concerning the general partner is set forth below.

                  The business address of HX Investors, L.P. is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753. The telephone number is (516) 822-0022.

                  EXETER CAPITAL CORPORATION

                  Exeter Capital Corporation is a New Jersey corporation formed in 1981. Exeter Capital Corporation's principal business is providing administrative and consulting services to real estate limited partnerships. The sole stockholder and director of Exeter is Michael L. Ashner. Further information concerning Mr. Ashner is set forth below.

                  The business address of Exeter Capital Corporation is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753.

                  MICHAEL L. ASHNER

                  Mr. Ashner has been the Chief Executive Officer of Winthrop Financial Associates, a Limited Partnership, since 1996, and the Chief Executive Officer of the Newkirk Group since 1997. From 1994 to 1996, Mr. Ashner was a Director, President and Co-Chairman of National Property Investors, Inc., a real estate investment company. In addition, since 1981, Mr. Ashner has been President of Exeter Capital Corporation, a firm that has organized and administered real estate limited partnerships. Mr. Ashner currently serves as a director of Great Bay Hotel and Casino Inc. and NBTY, Inc. Winthrop Financial Associates is affiliated with the management company that provides all management services for the Company. Mr. Ashner is a U.S. citizen.

                  The business address of Mr. Ashner is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753.

                  The principal business of Winthrop Financial Associates is real estate management and investment. The business address of Winthrop Financial Associates is 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114. The principal business of Newkirk Group is real estate management and investment. The business address of Newkirk Group is 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114.

                                   SCHEDULE II
                             TRANSACTIONS IN SHARES

                  Set forth below is a description of all transactions in Shares that were effected during the past sixty days by the Purchaser, Exeter and Michael L. Ashner, the sole stockholder and director of Exeter. Except as otherwise indicated, all such transactions were purchases effected by the Purchaser on the open market.

---------------------------------------- -------------------------------------- --------------------------------------
                 Date                              Number of Shares                        Price per Share
                -----                              ----------------                        ---------------
---------------------------------------- -------------------------------------- --------------------------------------
               5/08/2002                                 100                                   $52.50
---------------------------------------- -------------------------------------- --------------------------------------
             5/15/2002 (a)                            12,592                                   $52.10
---------------------------------------- -------------------------------------- --------------------------------------
               5/28/2002                                 500                                   $52.84
---------------------------------------- -------------------------------------- --------------------------------------
               6/4/2002                                  100                                   $53.75
---------------------------------------- -------------------------------------- --------------------------------------
               6/6/2002                                  500                                   $54.00
---------------------------------------- -------------------------------------- --------------------------------------
               6/11/2002                                 100                                   $54.00
---------------------------------------- -------------------------------------- --------------------------------------
               6/12/2002                               3,200                                   $53.99
---------------------------------------- -------------------------------------- --------------------------------------
               6/14/2002                               5,823                                   $53.87
---------------------------------------- -------------------------------------- --------------------------------------
               6/17/2002                               2,800                                   $54.00
---------------------------------------- -------------------------------------- --------------------------------------
               6/20/2002                                 500                                   $54.00
---------------------------------------- -------------------------------------- --------------------------------------
               6/24/2002                                 571                                   $54.00
---------------------------------------- -------------------------------------- --------------------------------------
               6/25/2002                                 100                                   $54.00
---------------------------------------- -------------------------------------- --------------------------------------
               6/26/2002                               1,800                                   $53.75
---------------------------------------- -------------------------------------- --------------------------------------
               6/28/2002                                 500                                   $54.00
---------------------------------------- -------------------------------------- --------------------------------------

                  (a)   Acquired through a privately negotiated transaction.

                                  SCHEDULE III
                              FINANCIAL STATEMENTS



















                                     III-1

                               HX INVESTORS, L.P.
                               ------------------

                              FINANCIAL STATEMENTS
                              --------------------
                        FOR THE PERIOD FROM JUNE 5, 2001
                        --------------------------------
                               (DATE OF INCEPTION)
                                -----------------
                              TO DECEMBER 31, 2001
                              --------------------

                               HX INVESTORS, L.P.
                               ------------------

                                Table of Contents
                                -----------------
                                December 31, 2001
                                -----------------


                                                              Page

INDEPENDENT AUDITORS' REPORT                                    1

FINANCIAL STATEMENTS

Balance Sheet                                                   2
Statement of Partners' Capital                                  3
Statement of Operations and Comprehensive Loss                  4
Statement of Cash Flows                                         5
Notes to Financial Statements                                 6 - 10

                          Independent Auditors' Report
                          ----------------------------

To the Partners HX Investors, L.P.

We have audited the accompanying balance sheet of HX Investors, L.P. (the "Partnership") as of December 31, 2001, and the related statements of partners' capital, operations and comprehensive loss and cash flows for the period from June 5, 2001 (date of inception) to December 31, 2001. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2001 and the results of its operations and cash flows for the period from June 5, 2001 (date of inception) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.









                                                /s/ Imowitz Koenig & Co., LLP

New York, New York
July 2, 2002

                               HX INVESTORS, L.P.
                               ------------------

                                  Balance Sheet
                                  -------------
                                December 31, 2001
                                -----------------

ASSETS


Cash and cash equivalents                                                    $       87,474
Marketable Securities                                                             3,524,226
                                                                             --------------
            TOTAL ASSETS                                                     $    3,611,700
            ------------                                                     ==============
LIABILITIES AND PARTNERS' CAPITAL

Liabilities:

Accrued Expenses                                                             $        5,419
Distributions Payable                                                                84,193
Loan Payable  - Related Party                                                        50,000
                                                                             --------------

            TOTAL LIABILITIES                                                       139,612
            -----------------

Partners' Capital                                     $   3,901,240
Accumulated Other Comprehensive Loss -
Unrealized Loss on Securities                              (429,152)
            TOTAL PARTNERS' CAPITAL                                               3,472,088
            -----------------------                   --------------         --------------

            TOTAL LIABILITIES AND PARTNERS' CAPITAL                          $    3,611,700
            ---------------------------------------                          ==============



                       See Notes to Financial Statements.

                               HX INVESTORS, L.P.
                               ------------------

                         Statement of Partners' Capital
                         ------------------------------
    For the Period From June 5, 2001 (Date of Inception) to December 31, 2001
    -------------------------------------------------------------------------


                                                                           Accumulated
                                                                              Other                   Total
                                                     Partners'            Comprehensive             Partners'
                                                      Capital                  Loss                  Capital
                                                   --------------      -------------------    ------------------
PARTNERS' CAPITAL - JUNE 5, 2001                    $      -             $       -              $     -

Partners' Contributions                                3,953,378                 -                3,953,378

Comprehensive Income/(Loss):

Net Income                                               149,862                 -                  149,862

Unrealized Loss on Securities                              -                 (429,152)             (429,152)

Partners' Distributions                                 (202,000)                -                 (202,000)
                                                    ------------         ------------           -----------
PARTNERS' CAPITAL - DECEMBER 31, 2001               $  3,901,240         $   (429,152)          $ 3,472,088
                                                    ============         ============           ===========




                       See Notes to Financial Statements.

                               HX INVESTORS, L.P.
                               ------------------

                 Statement of Operations and Comprehensive Loss
                 ----------------------------------------------
      For the Period June 5, 2001 (Date of Inception) to December 31, 2001
      --------------------------------------------------------------------


INCOME
------

Dividend Income                                  $    208,171
Interest Income                                           334
                                                 ------------
          TOTAL INCOME                                208,505
          ------------                           ------------

EXPENSES
--------

Professional Fees                                       1,500
Filing and Reporting Fees                                 149
Interest Expense                                        6,994
Investment Expense                                     50,000
                                                 ------------
          TOTAL EXPENSES                               58,643
          --------------                         ------------

          NET INCOME                                  149,862
          ----------

OTHER COMPREHENSIVE LOSS
------------------------

Unrealized Loss on Securities                        (429,152)
                                                 ------------
          COMPREHENSIVE LOSS                     $   (279,290)
          ------------------                     ============





                       See Notes to Financial Statements.

                               HX INVESTORS, L.P.
                               ------------------

                             Statement of Cash Flows
                             -----------------------
    For the Period From June 5, 2001 (Date of Inception) to December 31, 2001
    -------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
Net Income                                                                               $   149,862

Adjustments to Reconcile Net Income to Net Cash Provided by Operations:
 Net Changes in Other Assets and Liabilities
   Accrued Expenses                                                                            5,419
                                                                                         -----------
     Net Cash  Provided by Operating Activities                                              155,281
                                                                                         -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
------------------------------------
 Purchase of Marketable Securities                                                         (3,953,378)
                                                                                         -----------
     Cash Used for Investing Activities                                                   (3,953,378)
                                                                                         -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
 Loan Payable - Related Party                                                                 50,000
 Partners' Contributions                                                                   3,953,378
 Partners' Distributions                                                                    (117,807)
                                                                                         -----------
     Net Cash Provided by Financing Activities                                             3,885,571
                                                                                         -----------
Increase in Cash and Cash Equivalents                                                         87,474

Cash and Cash Equivalents at Beginning of Period                                                -
                                                                                         -----------
Cash and Cash Equivalents at End of Period                                               $    87,474
                                                                                         ===========

Supplemental Disclosure of Cash Flow Information:
-------------------------------------------------

Cash Paid for Interest                                                                   $     6,782
                                                                                         ===========

Supplemental Disclosure of Non-cash Financing Activities:
---------------------------------------------------------

Distributions Accrued to Partners                                                        $    84,193
                                                                                         ===========




                       See Notes to Financial Statements.

                               HX INVESTORS, L.P.
                               ------------------

                          Notes to Financial Statements
                          -----------------------------
                                December 31, 2001
                                -----------------


Note 1    -   ORGANIZATION
------        ------------

              HX Investors, L.P. (the "Partnership") was organized on June 5, 2001 as a Delaware limited partnership. The Partnership is engaged in acquiring and ultimately disposing of shares of common stock in Shelbourne Properties I, Inc., Shelbourne Properties II, Inc., Shelbourne Properties III, Inc. (collectively the "Companies") and their respective successors.

              During the period ended December 31, 2001, the Partnership invested in the Companies. The Partnership raised capital to fund these investments of approximately $4 million during the period ended December 31, 2001.

Note 2    -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------        ------------------------------------------

              Cash and Cash Equivalents
              -------------------------

              Cash and cash equivalents include checking and money market accounts. The Partnership maintains cash and cash equivalent balances at two institutions which at times during the period exceeded the $100,000 amount insured by the Federal Deposit Insurance Corporation.

              Marketable Securities
              ---------------------

              Marketable securities are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

              Marketable securities have been categorized as available for sale and, as a result, are stated at fair market value. Unrealized holding gains and losses are reported as other comprehensive income or loss and as a separate component of partners' capital until realized.

              Use of Estimates
              ----------------

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

                               HX INVESTORS, L.P.
                               ------------------

                          Notes to Financial Statements
                          -----------------------------
                                December 31, 2001
                                -----------------
                                   (Continued)
                                   -----------

Note 2   -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
------        ------------------------------------------------------

              Comprehensive Income (Loss)
              ---------------------------

              SFAS No. 130, "Reporting Comprehensive Income" requires the reporting of comprehensive income or loss and its components in a full set of general purpose financial statements. Comprehensive income or loss includes net income or loss and other comprehensive income or loss. Comprehensive income or loss is defined as the change in net assets of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.

              Income Taxes
              ------------

              The Partnership is not subject to Federal, State and Local income taxes; accordingly, the Partnership makes no provision for income taxes in its financial statements. The partners are liable for income taxes on their share of the Partnership's taxable income.

              Financial Instruments
              ---------------------

              SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosures of fair values of financial instruments for which it is practicable to estimate that value. Based on available market information, the Partnership estimates that the fair value of its financial assets and liabilities approximates their carrying value.

              Recently Issued Accounting Standards
              ------------------------------------

              SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was adopted by the Partnership as of inception. SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Because the Partnership does not currently utilize derivative instruments or engage in hedging activities, the implementation of this standard had no effect on the Partnership's financial statements.

                               HX INVESTORS, L.P.
                               ------------------

                          Notes to Financial Statements
                          -----------------------------
                                December 31, 2001
                                -----------------
                                   (Continued)
                                   -----------

Note 2   -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
------        ------------------------------------------------------

              Recently Issued Accounting Standards (Continued)
              ------------------------------------------------

              In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment of Disposal of Long Lived Assets." SFAS No. 144 was adopted by the Partnership as of January 1, 2002, and supercedes existing accounting literature dealing with impairment and disposal of long lived assets, including discontinued operations. It addresses financial accounting and reporting for the impairment of long lived assets and for long-lived assets to be disposed of, and expands current reporting for discontinued operations to include disposals of a "component" of an entity that has been disposed of or is classified as held for sale. The implementation of this standard will not have an impact on the Partnership's financial statements.

Note 3   -    MARKETABLE SECURITIES
------        ---------------------

              The aggregate cost of marketable securities, which consist solely of equity securities, exceeded their aggregate market value by $429,152 at December 31, 2001. Gross unrealized holding losses are $429,152 at December 31, 2001. There are no gross unrealized holding gains at December 31, 2001. The cost of securities is determined by specific identification.


                                                                            Fair Market          Unrealized
                                                                                             -------------------
                            Description                          Cost           Value        Gain         (Loss)
             ----------------------------------------            ----       -----------      ----         ------
              46,500 shares Shelbourne Properties I, Inc.   (a) $  1,466,559  $ 1,269,915   $ -          $(196,644)
              40,900 shares Shelbourne Properties II, Inc.  (b)    1,558,639    1,431,909     -           (126,730)
              32,100 shares Shelbourne Properties III, Inc. (c)      928,180      822,402     -           (105,778)
                                                                ------------  -----------   ------       ---------
                                                                $  3,953,378  $ 3,524,226   $ -          $(429,152)
                                                                ============  ===========   ======       =========


          a) Shelbourne Properties I, Inc. (Shelbourne I) - Shelbourne I, formerly a Delaware limited partnership which was converted to a REIT on April 18, 2001 by merging with Shelbourne Properties I L.P., a limited partnership, owns five commercial real estate properties. The primary objective is to maximize the value of the common stock by managing existing properties, making capital improvements to and/or selling properties and making additional real estate investments.

                               HX INVESTORS, L.P.
                               ------------------
                          Notes to Financial Statements
                          -----------------------------
                                December 31, 2001
                                -----------------
                                   (Continued)
                                   -----------

Note 3   -    MARKETABLE SECURITIES (Continued)
------        ---------------------------------

     (b) Shelbourne Properties II, Inc. (Shelbourne II) - Shelbourne II, formerly a Delaware limited partnership which was converted to a REIT on April 17, 2001 by merging with Shelbourne Properties II L.P., a limited partnership, has investments in seven commercial real estate properties, three industrial parks and a vacant parcel of land. The primary objective is to maximize the value of the common stock by managing existing properties, making capital improvements to and/or selling properties and making additional real estate investments.

     (c) Shelbourne Properties III, Inc. (Shelbourne III) - Shelbourne III, formerly a Delaware limited partnership which was converted to a REIT on April 17, 2001 by merging with Shelbourne Properties III L.P., a limited partnership, owns all of, or an interest in, eight commercial real estate properties, two of which were sold in January 2002. The primary objective is to maximize the value of the common stock by managing existing properties, making capital improvements to and/or selling properties and making additional real estate investments.

Note 4  -     RELATED PARTY TRANSACTIONS
------        --------------------------

              A loan of $50,000 was made to the Partnership on December 17, 2001 by Winthrop Financial Associates, an entity associated with the partners. Interest expense of $212 was accrued at December 31, 2001.

Note 5  -     SUBSEQUENT EVENTS

              On May 22, 2002, each of the partners of the Partnership issued notes in proportion to their ownership, in favor of the Partnership in the aggregate amount of $42,000,000 in order to fund, as needed, additional capital.

              On May 22, 2002, the Partnership and ninety-three other plaintiffs initiated a lawsuit in the Delaware Chancery Court against the Companies. The lawsuit related to a reorganization of the Companies' boards on or about February 13, 2002 that purportedly reduced the number of seats on the boards and extended the terms of office of two of the remaining four directors on each of the boards. The lawsuit alleged that the reorganization was invalid under Delaware law and that, even if valid, the stockholders had a right to request that an election be held for all seats on the Companies' boards at the Companies' 2002 annual meetings. The case proceeded on an expedited basis, and, on July 1, 2002, the Partnership and the other plaintiffs and the Companies reached a settlement resolving the lawsuit.

                               HX INVESTORS, L.P.
                               ------------------
                          Notes to Financial Statements
                          -----------------------------
                                December 31, 2001
                                -----------------
                                   (Continued)
                                   -----------

Note 5   -    SUBSEQUENT EVENTS (Continued)
------        -----------------------------


              In connection with the settlement, the Companies agreed to increase the number of members of the boards of directors to six from the then present number of four. Further, in connection with the settlement the Companies agreed to a number of corporate governance provisions beneficial to stockholders including: (i) four of the six members on each of the boards will be independent directors as defined under the American Stock Exchange rules; (ii) without the approval of the independent directors, the Companies will take no action (except in limited instances) to cause the Companies to no longer qualify as a REIT or be listed on the American Stock Exchange, and (iii) the independent members of the boards must unanimously approve any transactions or new or amended agreements between the Partnership and any of the Companies.

              Further, the settlement provides for the Partnership to make a tender offer for up to 30% of the outstanding shares of each of the Companies at specified prices above the June 28, 2002 market prices, provided that certain conditions do not occur prior to the close of the tender offer. Also, the Companies will propose a Plan of Liquidation to their stockholders which, if approved, will require that the Companies liquidate their assets over the next three years. The Partnership has agreed to support and cast its votes for the Plan of Liquidation.

                               HX INVESTORS, L.P.
                               ------------------

                         UNAUDITED FINANCIAL STATEMENTS
                         ------------------------------
                      FOR THE PERIOD FROM JANUARY 1, 2002
                      -----------------------------------
                                TO MAY 31, 2002
                                ---------------

                          HX INVESTORS, L.P.
                          ------------------

                             Balance Sheet
                             -------------
                             May 31, 2002
                             ------------


ASSETS

Cash and cash equivalents                                                      $           2,261
Marketable Securities                                                                  9,370,694
Demand Note Receivable                                                                42,000,000
                                                                               ------------------

            TOTAL ASSETS                                                       $      51,372,955
                                                                               ==================

LIABILITIES AND PARTNERS' CAPITAL

Liabilities:

Accrued Expenses and Other Liabilities                                         $         258,302
Loan Payable  - Related Party                                                            145,747
                                                                               ------------------

            TOTAL LIABILITIES                                                            404,049

Partners' Capital                                      $       50,551,726
Accumulated Other Comprehensive Gain -
Unrealized Gain(Loss) on Securities                               417,180
                                                       -------------------
            TOTAL PARTNERS' CAPITAL                                                   50,968,906
                                                                               ------------------

            TOTAL LIABILITIES AND PARTNERS' CAPITAL                            $      51,372,955
                                                                               ==================

                               HX INVESTORS, L.P.
                               ------------------

                         Statement of Partners' Capital
                         ------------------------------
                  For the Five Month Period Ended May 31, 2002
                  --------------------------------------------

                                                                          Accumulated
                                                                             Other                      Total
                                                 Partners'               Comprehensive                Partners'
                                                  Capital                  (Loss)Gain                  Capital
                                          -----------------------    ----------------------     ----------------------
PARTNERS' CAPITAL - DECEMBER 31, 2001                $ 3,901,240                $ (429,152)               $ 3,472,088

Partners' Contributions                               46,747,927                         -                 46,747,927

Comprehensive Income/(Loss):

Net Loss                                                 (97,441)                        -                    (97,441)
Unrealized Gain on Securities                                  -                   846,332                    846,332
                                          -----------------------    ----------------------     ----------------------


PARTNERS' CAPITAL - MAY 31, 2002                    $ 50,551,726                 $ 417,180               $ 50,968,906
                                          =======================    ======================     ======================

                               HX INVESTORS, L.P.
                               ------------------

                             Statement of Operations
                             -----------------------
                  For the Five Month Period Ended May 31, 2002
                  --------------------------------------------


INCOME

Interest Income                               $                    45
                                              ------------------------

          TOTAL INCOME                                             45
                                              ------------------------

EXPENSES

Professional Fees                                              12,166
Interest Expense                                                5,202
Investment Expense                                             80,118
                                              ------------------------

          TOTAL EXPENSES                                       97,486
                                              ------------------------

          NET LOSS                                            (97,441)

OTHER COMPREHENSIVE LOSS

Unrealized Gain on Securities                                 846,332
                                              ------------------------

          COMPREHENSIVE INCOME                $               748,891
                                              ========================

                                    IMPORTANT

Any stockholder desiring to tender any or all of such stockholder's Shares should, prior to August 2, 2002, either (i) mail, deliver or telecopy to American Stock Transfer & Trust Company (the "Depositary") at the address or facsimile number set forth below (a) a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on cream paper), including any required signature guarantees, (b) the stock certificates representing the Shares tendered and (c) any other documents required by the Letter of Transmittal, (ii) cause such stockholder's broker, dealer, commercial bank, trust company or custodian to tender applicable Shares pursuant to the procedures for book-entry transfer or (iii) comply with the guaranteed delivery procedures.

                     AMERICAN STOCK TRANSFER & TRUST COMPANY

                                 VIA U.S. MAIL:

                     American Stock Transfer & Trust Company
                                 59 Maiden Lane
                                   Plaza Level
                            New York, New York 10038

                              --------------------

                             VIA OVERNIGHT COURIER:

                     American Stock Transfer & Trust Company
                                 59 Maiden Lane
                                   Plaza Level
                            New York, New York 10038

                              --------------------

                                 VIA FACSIMILE:

                                 (718) 234-5001

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to MacKenzie Partners (the "Information Agent"), at the address or facsimile number set forth below.


                         [MACKENZIE PARTNERS, INC. LOGO]

                                105 Madison Ave.
                            New York, New York 10016
                           proxy@mackenziepartners.com
                          (212) 929-5500 (call collect)
                                       or
                            Toll-Free (800) 322-2885